Exhibit 99.2
REVISED PART II, ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity, and capital resources of Post Holdings, Inc. This discussion should be read in conjunction with the financial statements under Item 8, and the “Cautionary Statement on Forward-Looking Statements” on page 1.

RESULTS OF OPERATIONS
Overview
We are a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, active nutrition and private label food categories. Our products are sold through a variety of channels such as grocery, club and drug stores, mass merchandisers, foodservice, ingredient and via the Internet.
On February 3, 2012, Post completed its legal separation via a tax free spin-off (the “Spin-Off”) from Ralcorp (Ralcorp was subsequently acquired by ConAgra Foods, Inc. on January 29, 2013). Post began trading on the New York Stock Exchange under the ticker symbol “POST.” In 2012, we had a single operating segment. Effective October 1, 2014, Post operated in three reportable segments: Consumer Brands, Michael Foods Group and Private Label. Prior to that date, we operated in five reportable segments; prior period information has been recast to conform with the new presentation. The Consumer Brands segment manufactures and distributes Post Foods branded ready-to-eat (“RTE”) cereal and markets and distributes high protein shakes, bars and powders as well as nutritional supplements. The Consumer Brands segment is comprised of the Post branded RTE cereal business and the businesses of Premier Nutrition Corporation (“PNC”), which was acquired in September 2013, and Dymatize Enterprises, LLC (“Dymatize”), which was acquired in February 2014. The Michael Foods Group segment manufactures and distributes egg products, refrigerated potato products and dry pasta and also distributes cheese and other dairy case products to the retail, foodservice and food ingredient channels. The Michael Foods Group segment is comprised of MFI Holding Corporation (“Michael Foods”) acquired in June 2014 and Dakota Growers Pasta Company, Inc. (“Dakota Growers”) which was acquired in January 2014. The Private Label segment manufactures peanut butter and other nut butters, dried fruits, baking and snacking nuts and premium natural and organic cereals servicing the private label retail, foodservice and ingredient channels. The Private Label segment consists of Golden Boy Foods Ltd. (“Golden Boy”), which was acquired in February 2014, and the businesses of Attune Foods, Inc. (“Attune”), which combines the acquisition of substantially all of the assets of Attune Foods, Inc. in December 2012 with the acquisition of certain assets of the Hearthside Food Solutions private label and branded businesses, acquired in May 2013.
The United States retail food industry has continued to shift from traditional food retailers (those who carry a full array of refrigerated, frozen and shelf stable products) to specialty retailers who cater to consumers who migrate to either end of the value spectrum. These specialty retailers tend to focus on either value offerings for consumers looking for the maximum value of their food purchases, or catering to consumers looking for the highest quality ingredients, unique packaging or products to satisfy particular dietary needs. Additionally, trends to natural products and quick service restaurant offerings are increasing areas of consumer focus. These trends include shifting to products that are organic or natural as well as convenience offerings that provide greater portability. This changing behavior has prompted us to acquire diverse businesses to meet changing customer and consumer needs. We believe we have the necessary portfolio of products available to address these trends and to continue to focus on consumer’s needs.

The following table summarizes key data and items affecting comparability that we believe are important for you to consider as you read the consolidated results analysis discussions below.

	Year Ended September 30,
(dollars in millions, except per share data)	2014	2013	2012
Net Sales	$2,411.1	$1,034.1	$958.9
Gross Profit	621.2	424.9	428.9
Operating (Loss) Profit	(207.7)	107.8	139.1
(Loss) Net Earnings	(343.2)	15.2	49.9

Diluted (Loss) Earnings per Share	$(9.03)	$0.30	$1.45

Inventory Valuation Adjustments on Acquired Businesses	$26.1	$1.4	$—
Accelerated Depreciation on Plant Closure	8.0	9.6	—
Restructuring Expenses	1.1	3.8	—
Amortization Expense	70.8	14.6	12.6
Loss on Foreign Currency	14.0	0.1	0.5
Acquisition Related Costs	29.7	5.7	—
Integration Costs	5.3	—	—
Spin-Off Non-Recurring Costs	2.6	8.9	12.5
Impairment of Goodwill and Other Intangible Assets	295.6	2.9	—
Interest Expense, net	183.7	85.5	60.3
Summary of 2014 compared to 2013
Financial results in fiscal 2014 benefitted from volume and net sales gains when compared to fiscal 2013, fueled by acquisitions as well as volume growth within our Post branded RTE cereal business. Net sales within our Post branded RTE cereal business were negatively impacted in fiscal 2014 by lower average net selling prices resulting from a continuing shift of mix and package sizes to products with lower net selling prices, liquidation sales and higher trade promotion spending. Despite the top line revenue growth, operating profit decreased significantly for the year ended September 30, 2014, primarily due to the impairment of goodwill and other intangible assets. Excluding the impact of impairments in both fiscal 2014 and 2013, operating profit decreased approximately 21% as several other items negatively impacted operating results relative to fiscal 2013. These items include inventory valuation adjustments on acquired businesses, acquisition and integration related costs, higher losses on foreign currency primarily related to hedges on the purchase price of Golden Boy, which was denominated in Canadian Dollars and increased amortization expense for intangible assets from acquisitions, partially offset by lower restructuring expenses and accelerated depreciation related to the closure of our Modesto, California facility and lower Spin-Off non-recurring costs.
Summary of 2013 compared to 2012
Financial results in fiscal 2013 benefitted from volume and net sales gains when compared to fiscal 2012, fueled by acquisitions as well as growth within our Post branded RTE cereal business. Net sales were negatively impacted in 2013 by lower average net selling prices resulting from a continuing shift of mix and package sizes to products with lower net selling prices and from higher trade promotion spending largely for slotting fees for new product introductions. Despite the top line revenue growth, operating profit margin decreased approximately 410 basis points to $107.8 million as several items negatively impacted operating results relative to 2012. These items include acquisition related costs, restructuring expenses and accelerated depreciation related to the closure of our Modesto, California facility and impairment of intangible assets, partially offset by lower Spin-Off non-recurring costs in 2013.

Net Sales

	Year Ended September 30,
(dollars in millions)	2014	2013	2012
Net Sales	$2,411.1	$1,034.1	$958.9
Net sales from recent acquisitions:
Attune Foods (includes intersegment net sales)	93.9	37.8	—
Premier Nutrition Corporation	169.2	13.9	—
Dakota Growers Pasta Company	190.7	—	—
Dymatize Enterprises	124.1	—	—
Golden Boy Foods	186.7	—	—
Michael Foods (includes intrasegment net sales)	684.8	—	—

Fiscal 2014 compared to 2013
Net sales, which increased approximately 133% to $2,411.1 million in 2014, were positively impacted by acquisitions and higher volumes, partially offset by a continuing shift of product mix to products with lower net selling prices, liquidation sales and higher trade promotion spending in our Post branded RTE cereal business. Excluding the impact of acquisitions, net sales decreased 2% despite volume growth of 1.4% within our Post branded RTE cereal business. Volume increases have been driven by growth in our Pebbles, Honey Bunches of Oats, Golden Crisp and Honeycomb brands, partially offset by declines in our Grape-Nuts, Post Shredded Wheat and Good Morenings brands. Additionally, we had reduced volumes associated with co-manufacturing agreements.
Fiscal 2013 compared to 2012
Net sales, which increased approximately 8% to $1,034.1 million in 2013, were positively impacted by acquisitions and higher volumes, partially offset by a continuing shift of product mix to products with lower net selling prices in our Post branded RTE cereal business. Excluding the impact of acquisitions, net sales increased 2%. Volume increases were driven by growth in our Great Grains, Good Morenings, Grape-Nuts and Post Raisin Bran brands, partially offset by declines in our Post Shredded Wheat and Pebbles brands. Additionally, we had meaningful growth from new product offerings associated with private label and co-manufacturing agreements.
Margins

	Year Ended September 30,
(% of net sales)	2014	2013	2012
Gross Profit	25.8%	41.1%	44.7%
Selling, general and administrative expenses	18.4	28.5	28.6
Amortization of intangible assets	2.9	1.4	1.3
Loss on foreign currency	0.6	—	0.1
Restructuring expenses	—	0.4	—
Impairment of goodwill and other intangible assets	12.3	0.3	—
Other operating expenses, net	0.1	0.1	0.3
Operating (Loss) Profit	(8.6)	10.4	14.5
Fiscal 2014 compared to 2013
Gross profit margins were 25.8% in 2014, down from 41.1% in 2013. Gross profit margin was negatively impacted in the current year by the 2013 and 2014 acquisitions of the lower margin co-manufacturing or non-branded businesses of Attune Foods, PNC, Dakota Growers, Dymatize, Golden Boy and Michael Foods. Gross profit margin for the Post branded RTE cereal business was negatively impacted by 3% lower net selling prices, partially offset by lower raw material costs of $11.1 million (primarily corn, sugar, wheat and fruits partially offset by higher costs of nuts and packaging) and lower accelerated depreciation in 2014 related to the closing of our Modesto, California facility. Gross margins for acquired businesses were also negatively impacted by inventory purchase accounting valuation adjustments of $26.1 million and $1.4 million for the years ended September 30, 2014 and 2013, respectively.
Selling, general and administrative expenses (“SG&A”) as a percentage of net sales decreased from 28.5% in 2013 to 18.4% in 2014. Excluding the impact of net sales generated by and SG&A incurred by the operating companies acquired in the current and prior year, SG&A as a percentage of net sales increased 3.3 percentage points. This increase in SG&A was primarily due to higher compensation related costs resulting from an increase in holding company head count to support the growing organization, incremental acquisition related costs of $24.0 million and $4.6 million higher cash and non-cash stock-based compensation expense for the year ended September 30, 2014. These negative impacts were partially offset by lower Spin-Off non-recurring costs of $6.3 million for the year ended September 30, 2014. Advertising and promotion costs for the Post branded RTE cereal business decreased $10.6 million for the year ended September 30, 2014.
During the years ended September 30, 2014 and 2013, losses on foreign currency were $14.0 million and $0.1 million, respectively. These costs relate to the remeasurement of transactions denominated in currencies other than the functional currency of the respective transacting entity. In the current year, the losses on foreign currency remeasurement are primarily driven by losses on a hedge of the CAD$320.0 million purchase price of Golden Boy.
Total amortization expense for 2014 was $70.8 million compared to $14.6 million in 2013. The increase is due to amortization recorded in the current year related to the acquired intangible assets of Attune Foods, PNC, Dakota Growers, Dymatize, Golden Boy and Michael Foods.
Operating profit as a percentage of net sales decreased to (8.6)% in fiscal 2014 from 10.4% in fiscal 2013. This decrease was driven by lower gross margins, increased amortization expense and increased losses on foreign currency, partially offset by lower SG&A expenses as a percentage of net sales, all of which are described above. In addition, operating profit was negatively impacted by impairment charges of $295.6 million and $2.9 million in the years ended September 30, 2014 and 2013, respectively, as well as restructuring expenses related to the closure of our Modesto, California facility. Restructuring expenses were $1.1 million and $3.8 million for the years ended September 30, 2014 and 2013, respectively.
Fiscal 2013 compared to 2012
Gross profit margins were 41.1% in 2013, down from 44.7% in 2012. Gross profit margin declines were driven by lower net selling prices, $9.6 million of accelerated depreciation related to the closing of our Modesto, California facility, and $5.3 million higher raw material costs (primarily grains, fruits and packaging partially offset by favorable sugar and nuts). Gross profit margins were also impacted by the 2013 acquisitions of the lower margin Attune and PNC businesses.
SG&A as a percentage of net sales decreased slightly from 28.6% in 2012 to 28.5% in 2013. Excluding the impact of acquisitions, SG&A as a percentage of net sales increased 0.5 percentage points. The increase in SG&A was primarily due to higher compensation related costs resulting from an increase in head count, higher cash and noncash stock based compensation expense of $7.0 million, acquisition related costs in 2013 of $2.7 million for transactions that were signed, and spending of $3.0 million in 2013 for due diligence on potential acquisitions that were not signed. These negative impacts were partially offset by lower Spin-Off non-recurring costs of $3.6 million and lower transition services agreement (“TSA”) charges in the 2013 as compared to 2012. Advertising and promotion costs for the Post branded RTE cereal business decreased $10.0 million, returning to an amount consistent with historical levels. Advertising spending was increased in 2012 to provide advertising support for our overall brand portfolio in line with our strategy to stabilize our market share in the ready-to-eat ("RTE") cereal category. Advertising and promotion spending in 2013 for acquired businesses was approximately $2.0 million.
Total amortization expense for 2013 was $14.6 million compared to $12.6 million in 2012. The increase was due to amortization recorded in the 2013 related to the acquired intangible assets of Attune Foods and PNC.
Operating profit as a percentage of net sales decreased to 10.4% in 2013 from 14.5% in 2012. This decrease was driven by lower gross margins and increased amortization expense, partially offset by slightly lower SG&A expenses as a percentage of net sales, all of which are described above. In addition to the items previously discussed, operating profit was negatively impacted in 2013 by $3.8 million million of restructuring expenses related to the closure of our Modesto, California facility as well as an impairment charge of $2.9 million related to our Post Shredded Wheat and Post brand trademarks.
Inventory Valuation Adjustments on Acquired Businesses
In the years ended September 30, 2014 and 2013, we recorded $26.1 million and $1.4 million, respectively, of inventory valuation adjustments on acquired businesses. In fiscal 2014, $3.9 million relates to Dymatize, reported in the Consumer Brands segment, $1.3 million relates to the acquisition of Golden Boy, reported in the Private Label segment, and a total of $20.9 million relates to the acquisitions Michael Foods and Dakota Growers, reported in the Michael Foods Group segment. In fiscal 2013, the amount relates to the businesses within our Private Label segment.
Restructuring Costs
In April 2013, we announced management’s decision to close our manufacturing facility located in Modesto, California as part of a cost savings and capacity rationalization effort. The transfer of production capabilities and closure of the plant was completed in September 2014. During the years ended September 30, 2014 and 2013, we incurred approximately $9.1 million and $13.4 million, respectively, of expenses related to the plant closing. For the year ended September 30, 2014, this includes $8.0 million of accelerated depreciation on plant assets recorded in “Cost of goods sold” and approximately $1.1 million of employee termination benefits recorded as “Restructuring expense.” For the year ended September 30, 2013, this includes $9.6 million of accelerated depreciation on plant assets recorded in “Cost of goods sold” and approximately $3.8 million of employee termination benefits recorded as “Restructuring expense.” We expect to achieve net pretax annual cash manufacturing cost savings of approximately $14.0 million which will be fully phased in with fiscal 2015.
Loss on Foreign Currency
During the years ended September 30, 2014, 2013 and 2012 we incurred $14.0 million, $0.1 million and $0.5 million, respectively, related to the remeasurement of transactions denominated in currencies other than the functional currency of the respective transacting entity. In the current year, the net foreign currency loss is primarily driven by losses on a hedge of the CAD$320.0 million purchase price of Golden Boy.
Acquisition Related Costs
During the years ended September 30, 2014 and 2013, we incurred acquisition related expenses of approximately $29.7 million and $5.7 million, respectively, recorded as “Selling, general and administrative expenses.” In fiscal year 2014, these costs include $27.7 million for transactions that were signed, primarily attributable to professional service fees related to our fiscal 2014 acquisitions of Dakota Growers, Dymatize, Golden Boy and Michael Foods, as well as the announced acquisitions of the PowerBar and Musashi brands and related worldwide assets from Nestlé S.A. and American Blanching Company, and spending of $2.0 million for due diligence on potential acquisitions that were not signed or announced at the time of our annual reporting. In fiscal year 2013, these costs include $2.7 million for transactions that were signed, primarily attributable to professional service fees related to our fiscal 2013 acquisitions of the Attune Foods and PNC businesses and spending of $3.0 million for due diligence on potential acquisitions that were not signed or announced at the time of our annual reporting. There were no such costs incurred in fiscal 2012.
Integration Costs
We incurred $5.3 million of integration costs during the year ended September 30, 2014. These costs consist primarily of outside professional service fees related to the integration of recently acquired businesses into Post Holdings.
Spin-Off Non-Recurring Costs
In fiscal 2014, 2013 and 2012, we incurred separation related costs of $2.6 million, $8.9 million and $12.5 million, respectively. These costs are primarily related to third party professional service fees to effect the Spin-Off and professional service fees and duplicative costs incurred by Post to establish stand-alone processes and systems for activities performed by Ralcorp under the TSA. All of the costs described above are reported as a component of “Selling, general and administrative expenses.” For more information on our transactions with Ralcorp refer to Note 20 in the “Notes to Consolidated Financial Statements.”
Impairment of Goodwill and Other Intangible Assets
During fiscal 2014, we recorded non-cash impairment charges totaling $295.6 million related to businesses within the Consumer Brands segment. These charges consisted of a goodwill impairment of $212.6 million and trademark impairment charges of $83.0 million. The goodwill impairment charge includes $181.3 million related to the Post branded RTE cereal business and $31.3 million related to Dymatize. Trademark impairment charges consist of $34.4 million for our Post brand, $23.0 million for our Honey Bunches of Oats brand, $17.2 million for our Post Shredded Wheat brand and $8.4 million for our Grape-Nuts brand. During September 2013, we concluded two indefinite-lived trademarks were impaired and we recorded impairment losses of $0.2 million for our Post Shredded Wheat brand and $2.7 million for our Post brand. For more information, refer to “Critical Accounting Policies and Estimates” as well as Notes 2 and 6 in the “Notes to Consolidated Financial Statements”.
Other Expense, net
Amounts reported as “Other expense, net” on the consolidated statements of operations for the year ended September 30, 2014, consist of $35.5 million of realized and unrealized net losses related to our interest rate swaps. For additional information refer to Item 7A herein.
Interest Expense
Interest expense increased $98.2 million to $183.7 million for the year ended September 30, 2014 compared to fiscal 2013. The increase is driven primarily by the increase in outstanding debt through the November 2013 and March 2014 issuances of our 6.75% senior notes totaling $875.0 million, the June 2014 issuances of $630.0 million of our 6.00% senior notes, our $885.0 million term loan and the $41.8 million of the amortizing note component of our 5.25% tangible equity units (“TEUs”), as well as the prior year July 2013 issuance of an additional $350.0 million of our 7.375% senior notes, partially offset by a decrease in our weighted average interest rate. The term loan and the amortizing note component of the TEUs bear interest at rates of 3.75% and 5.25%, respectively. The decrease in the weighted average interest rate is due to a change in debt mix resulting from the current year issuances of the lower rate 6.75% senior notes, 6.00% senior notes, term loan and TEUs.
Interest expense increased $25.2 million to $85.5 million for the year ended September 30, 2013 compared to fiscal 2012. The increase was driven primarily by the increase in outstanding debt through the issuance of an additional $600.0 million of our

7.375% senior notes during fiscal 2013 as well as an increase in our weighted average interest rate. The increase in the weighted average interest rate was due to a change in debt mix with the repayment of our lower rate term loan during 2013 and the aforementioned increase in the 7.375% senior notes.
Income Taxes
The effective tax rate for fiscal 2014 was 19.6% compared to 31.8% for fiscal 2013 and 37.9% for fiscal 2012.
The effective tax rate for fiscal 2014 was affected by approximately $70.9 million of incremental tax expense related to the non-deductible goodwill impairment loss, by approximately $0.8 million of incremental tax expense resulting from non-deductible compensation in accordance with the provisions of Internal Revenue Code (“IRC”) section 162(m), by approximately $2.8 million of incremental tax expense resulting from non-deductible outside service expenses incurred in relation to merger and acquisition transactions, by approximately $2.3 million of incremental tax expense resulting from recording a valuation allowance against the net deferred tax assets of a Canadian subsidiary, and by approximately $(2.9) million of incremental tax benefit resulting from the receipt of non-taxable interest income.
The effective tax rate for fiscal 2013 was affected by approximately $0.7 million of incremental tax expense resulting from non-deductible compensation in accordance with the provisions of IRC section 162(m), and by approximately $0.2 million of incremental tax expense resulting from non-deductible outside service expenses incurred in relation to merger and acquisition transactions.
The effective tax rate for fiscal 2012 was affected by approximately $1.8 million of incremental tax expense resulting from non-deductible outside service expenses, which were incurred prior to February 3, 2012, to effect the Spin-Off. In addition, we recorded approximately $2.7 million of additional tax expense related to an uncertain tax position taken on our 2012 short-period tax return.
For fiscal 2012 and 2013, the effective tax rate was reduced by the effects of the Domestic Production Activities Deduction (DPAD), and for all three fiscal years the effective tax rate was also impacted by minor effects of shifts between the relative amounts of domestic and foreign income and state tax apportionment.
Segment Results

	Year Ended September 30,
(dollars in millions)	2014	2013	2012
Net Sales
Consumer Brands	$1,256.4	$996.7	$958.9
Michael Foods Group	874.8	—	—
Private Label	280.6	37.8	—
Eliminations	(0.7)	(0.4)	—
Total	$2,411.1	$1,034.1	$958.9

Segment Profit
Consumer Brands	$171.6	$175.1	$171.6
Michael Foods Group	21.6	—	—
Private Label	19.0	2.5	—

Segment Profit Margin (% of net sales)
Consumer Brands	14%	18%	18%
Michael Foods Group	2	n/a	n/a
Private Label	7	7	n/a

Consumer Brands
Fiscal 2014 compared to 2013
The Consumer Brands segment includes the Post branded RTE cereal business and the high protein shakes, bars, powders and nutritional supplements businesses of PNC and Dymatize. Net sales and segment profit for the Consumer Brands segment for the year ended September 30, 2014 have been impacted by acquisitions as well as higher volumes and lower average net selling prices within our branded RTE cereal business when compared to the prior year. The decrease in average net selling prices in the current year is the result of higher liquidation sales of aged product and a sales mix shift to larger sized packages, which sell at a lower average price per ounce, and higher trade spending and coupon expense.
Net sales increased 26% to $1,256.4 million primarily due to the impact of acquisitions. Excluding this impact, sales decreased 2% primarily due to a 3% decline in average net selling prices partially offset by 1.4% higher volumes within the Post branded RTE cereal business. Volume increases have been driven by growth in our Pebbles, Honey Bunches of Oats, Golden Crisp and Honeycomb brands, partially offset by declines in our Grape-Nuts, Post Shredded Wheat and Good Morenings brands and reduced volumes associated with co-manufacturing agreements. Additionally, we continue to see declines in the overall branded RTE cereal category (as measured by Nielsen), with the rate of category decline increasing in recent quarters, which has contributed to increased trade spend to maintain and grow market share positions.
Segment profit decreased $3.5 million to $171.6 million for the year ended September 30, 2014 primarily due to the impact of acquisitions. Excluding this impact, segment profit decreased $0.7 million or less than 1%. This decrease was driven by lower average net selling prices as previously described, partially offset by reduced advertising and promotional spending, lower raw material costs (primarily corn, sugar, wheat and fruits), increased volumes and favorable manufacturing expense.
Net sales and segment profit during the current year were negatively impacted by incremental costs to address the supply chain disruptions at Dymatize and elevated input costs for milk protein concentrate. Segment profit was also negatively impacted in the year ended September 30, 2014 by $3.9 million of acquisition accounting related inventory valuation adjustments.
Fiscal 2013 compared to 2012
Net sales and segment profit for the Consumer Brands segment for the year ended September 30, 2013 were impacted by higher volumes and lower average net selling prices compared to the prior year within the Post branded RTE cereal business. The decrease in average net selling prices was the result of a continuing shift of mix and package sizes to products with lower average net selling prices and higher trade spending, which included higher slotting fees of approximately $9.0 million resulting from a higher level of new product introductions in 2013.
Net sales increased 4% to $996.7 million for the fiscal year ended September 30, 2013. Excluding the impact of acquisitions, net sales increased 2% on 5% higher volumes partially offset by a 2% decline in average net selling prices. Volume increases in 2013 were driven by growth in our Great Grains, Good Morenings, Grape-Nuts and Post Raisin Bran brands, partially offset by declines in our Post Shredded Wheat and Pebbles brands. Honey Bunches of Oats volume was flat in 2013 as compared to 2012. Additionally, we had meaningful growth in 2013 from new product offerings associated with private label and co-manufacturing agreements.
Segment profit increased $3.5 million to $175.1 million for the year ended September 30, 2013. Excluding the current year results from the recently acquired PNC business, segment profit increased $2.5 million or 1%. The increase was driven by volume increases and reduced advertising and promotion spending, partially offset by lower net selling prices and higher raw materials costs.
Michael Foods Group
The Michael Foods Group segment is comprised of the egg, potato and cheese businesses of Michael Foods and the pasta business of Dakota Growers acquired June 2, 2014 and January 1, 2014, respectively. The Michael Foods Group segment had net sales of $874.8 million for the year ended September 30, 2014. Egg, potato and cheese sales increased 9.0% compared to the comparable prior year period prior to our ownership. This increase was driven by a 7.6% increase in volumes, primarily in eggs and potatoes. Sales were negatively impacted in the post-acquisition period when compared to the pre-acquisition period by lower sales in the Dakota Growers business as certain customers in-sourced pasta production.
Segment profit was $21.6 million in the year ended September 30, 2014. Segment profit was unfavorably impacted by $20.9 million of acquisition accounting related inventory valuation adjustments. Segment profit has also been negatively impacted by elevated durum wheat costs in the current year.
Private Label
The Private Label segment is comprised of the premium natural and organic cereals and snacks businesses of Attune Foods and the peanut and other nut butter businesses of Golden Boy, acquired February 1, 2014. Net sales for the Private Label segment were $280.6 million (including $0.7 million of sales to the Consumer Brands segment) for the year ended September 30, 2014, up from $37.8 million (including $0.4 million of sales to the Consumer Brands segment) in the prior year. Segment profit was $19.0 million and $2.5 million for the years ended September 30, 2014 and 2013, respectively. Increases in both net sales and segment profit are due to the timing of acquisitions within the Private Label segment and the inclusion of additional months of results in the current year as compared to fiscal 2013. Segment profit was negatively impacted by $1.3 million and $1.4 million of acquisition accounting related inventory valuation adjustments in the years ended September 31, 2014 and 2013, respectively.
Fiscal 2013 compared to 2012
Net sales for the Private Label segment were $37.8 million for the year ended September 30, 2013 (including $0.4 million of sales to the Consumer Brands segment). Segment profit of $2.5 million for the year ended September 30, 2013, was negatively impacted by acquisition accounting related inventory valuation adjustments of $1.4 million.

LIQUIDITY AND CAPITAL RESOURCES
In connection with funding acquisitions and managing our capital allocation, we completed the following transactions (for additional information see Note 14, Note 18 and Note 19 in the “Notes to Consolidated Financial Statements”):
Fiscal 2013

•	$600.0 million principal value of 7.375% senior notes

•	$234.0 million net proceeds through the authorization and issuance of approximately 2.4 million shares of 3.75% Series B Cumulative Perpetual Convertible Preferred Stock
Fiscal 2014
•$525.0 million principal value of 6.75% senior notes

•	$310.2 million net proceeds through the issuance of 3.0 million shares of 2.5% Series C Cumulative Perpetual Convertible Preferred Stock

•	Revolving credit facility in an aggregate available principal amount of $400.0 million, undrawn during fiscal 2014 with $0.5 million utilized under a letter of credit provision at September 30, 2014

•	$885.0 million principal value term loan

•	$350.0 million principal value of 6.75% senior notes

•	$303.5 million net proceeds through the issuance of 5.750 million shares of common stock, par value $0.01 per share, at a price to the public of $55.00 per share

•	$289.9 million net proceeds through the issuance of 6.325 million shares of common stock, par value $0.01 per share, at a price to the public of $47.70 per share

•	$278.6 million net proceeds through a public offering of 2.875 million TEUs each with a stated value of $100.00

•	$630.0 million principal value of 6.00% senior notes
The following table shows cash flow data for fiscal years 2014, 2013 and 2012, which is discussed below.

	Year Ended September 30,
(dollars in millions)	2014	2013	2012
Cash provided by operating activities	$183.1	$119.2	$144.0
Cash used in investing activities	(3,793.6)	(423.8)	(30.9)
Cash provided by (used in) financing activities	3,484.2	648.8	(57.1)
Effect of exchange rate changes on cash and cash equivalents	(7.3)	(0.4)	0.5
Net (decrease) increase in cash and cash equivalents	$(133.6)	$343.8	$56.5
Historically, we have generated and expect to continue to generate positive cash flows from operations, supported by favorable operating income margins. We believe our cash on hand, cash flows from operations and our current and future credit facilities will be sufficient to satisfy our future working capital, research and development activities, capital expenditures, pension contributions and other financing requirements for the foreseeable future. Our ability to generate positive cash flows from operations is dependent on general economic conditions, competitive pressures and other business and risk factors. If we are unable to generate sufficient cash flows from operations, or otherwise to comply with the terms of our credit facilities, we may be required to seek additional financing alternatives. There can be no assurance that we would be able to obtain additional financing on terms acceptable to us or at all.
Short-term financing needs primarily consist of working capital requirements, principal and interest payments on our long-term debt and dividend payments on our cumulative preferred stock. Long-term financing needs will depend largely on potential growth opportunities, including acquisition activity.
Operating Activities
Fiscal 2014 compared to 2013
Cash provided by operating activities for the fiscal year ended September 30, 2014 increased by $63.9 million compared to the fiscal year ended September 30, 2013. This increase was primarily driven by incremental cash flows from our 2014 and 2013 acquisitions, $62.1 million of favorable working capital changes during the year ended September 30, 2014 when compared to working capital changes in fiscal 2013, as well as lower payments for federal income taxes, partially offset by higher interest payments of $67.0 million in the current year and lower premium received on the issuances of our senior notes ($20.1 million in 2014 compared to $35.1 million in the prior year).
Fiscal 2013 compared to 2012
Cash provided by operating activities for the fiscal year ended September 30, 2013 decreased by $24.8 million compared to the fiscal year ended September 30, 2012. The decrease included incremental cash of $35.1 million provided by the premium received on the issuances of our senior notes in 2013. After reducing 2013 operating cash flows for this item, the decrease from the 2012 period was $59.9 million. This decrease was primarily driven by increased interest payments of $42.6 million in fiscal 2013. In fiscal 2012, prior to our spin-off from Ralcorp, we were not required to cash settle interest expense. In addition, working capital changes during the year ended September 30, 2013 were unfavorable by $19.9 million when compared to fiscal 2012, primarily as result of the timing of our trade accounts payable and advertising and promotions payments.
Investing Activities
Fiscal 2014 compared to 2013
Cash used in investing activities for fiscal 2014 increased by $3,369.8 million compared to fiscal 2013. The increase was driven by net cash paid in fiscal 2014 for the acquisitions of Dakota Growers, Dymatize, Golden Boy and Michael Foods. Cash used in investing activities was also impacted in the current year by a $75.0 million payment, classified as an other long-term asset, made as a prepayment of the purchase price for the acquisition of the PowerBar and Musashi brands and related worldwide assets from Nestlé S.A. as well as escrow deposits of $55.0 million and $14.0 million, classified as restricted cash, related to the acquisitions of the PowerBar and Musashi brands and American Blanching Company, respectively. Partially offsetting these impacts was a $4.3 million cash inflow related to insurance proceeds received for loss of property at Michael Foods.
Capital expenditures were $115.5 million and $32.8 million in fiscal years 2014 and 2013, respectively. Expenditures in these years primarily related to the closure of our Modesto, California facility and the associated migration of production capacity from Modesto to other facilities as well as expenditures made to build out our stand-alone IT infrastructure in fiscal 2013. Fiscal 2014 and 2013 acquisitions added $43.0 million of capital expenditures in the current year.  Also in fiscal 2014, the Company purchased certain assets from a peanut butter manufacturing facility located in Portales, New Mexico, for $25.8 million.
Fiscal 2013 compared to 2012
Cash used in investing activities for fiscal 2013 increased by $392.9 million compared to fiscal 2012. The increase was driven by the fiscal 2013 acquisitions of substantially all of the assets of Attune Foods, Inc., certain assets of Hearthside Food Solutions and PNC. Net cash paid for these three acquisitions was $352.9 million. Cash used in investing activities was also impacted in 2013 by a $37.0 million cash deposit, classified as restricted cash, due upon the signing of the purchase agreement for the acquisition of Dakota Growers, announced in September 2013.
Capital expenditures were $32.8 million and $30.9 million in fiscal years 2013 and 2012, respectively. Expenditures in these years included machinery and equipment additions to our Battle Creek, Michigan plant needed to absorb production from our Modesto, California facility, as well as expenditures made to build out our stand-alone IT infrastructure in 2013 and the purchase of our corporate office building and related furniture and fixtures in 2012.
Financing Activities
Fiscal 2014 compared to 2013
Cash provided by financing activities was $3,484.2 million for fiscal 2014 compared to $648.8 million in 2013. The increase is primarily driven by proceeds from debt and equity issuances, the proceeds of which have been used to fund the purchase price of acquisitions completed during 2014.
Fiscal 2013 compared to 2012
Cash provided by financing activities was $648.8 million for fiscal 2013 compared to cash used of $57.1 million in 2012. The increase was primarily driven by proceeds received from the issuance of additional debt of $600.0 million and the net proceeds from the issuance of preferred stock of $234.0 million, partially offset by the payment of related debt issuance costs and the $170.6 million principal repayment on our term loan during the year ended September 30, 2013.
Debt Covenants
Under the terms of the Credit Agreement we are required to comply with certain financial covenants consisting of ratios for maximum consolidated leverage and minimum interest expense coverage. As of September 30, 2014, we were in compliance with all such financial covenants. However, among other provisions, the Credit Agreement permits the Company to incur additional unsecured debt if its consolidated leverage ratio, calculated as provided in the Credit Agreement, would be less than 5.75 to 1.00 after giving effect to such new debt. The Company’s consolidated leverage ratio exceeded this threshold as of September 30, 2014; however, the Credit Agreement, after giving effect to the May 1, 2014 amendment to our credit agreement (see Note 14), permitted the financing transactions completed in connection with the Michael Foods acquisition, notwithstanding our consolidated leverage ratio. However, the Company’s ability to finance acquisitions with unsecured debt (including additional senior notes) in the future may be limited so long as its consolidated leverage ratio equals or exceeds 5.75 to 1.00.
Contractual Obligations
In the normal course of business, we enter into contracts and commitments which obligate us to make payments in the future. The table below sets forth our significant future obligations by time period as of September 30, 2014. For consideration of the table below, “Less Than 1 Year” refers to obligations due between October 1, 2014 and September 30, 2015, “1-3 Years” refers to obligations due between October 1, 2015 and September 30, 2017, “3-5 Years” refers to obligations due between October 1, 2017 and September 30, 2019, and “More Than 5 Years” refer to any obligations due after September 30, 2019.

(dollars in millions)	Total (f)	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt	$3,810.9	$25.6	$46.5	$18.5	$3,720.3
Interest on long-term debt(a)	1,740.3	233.4	463.3	460.4	583.2
Operating lease obligations(b)	51.0	10.4	17.9	10.0	12.7
Purchase obligations(c)	2,514.5	709.6	818.9	616.6	369.4
Deferred compensation obligations(d)	12.3	0.8	0.8	2.1	8.6
Net benefit obligations(e)	115.0	4.4	10.2	11.7	88.7
Total	$8,244.0	$984.2	$1,357.6	$1,119.3	$4,782.9
____________

(a)
Interest on long-term debt is calculated using current market rates. As of September 30, 2014, we have interest rate swaps with a notional value of $1,569.5 million which will result in cash payments beginning in May 2016. Those payments have been excluded from this table.

(b)	Operating lease obligations consist of minimum rental payments under noncancelable operating leases, as shown in Note 15 of “Notes to Consolidated Financial Statements.”

(c)
Purchase obligations are legally binding agreements to purchase goods or services that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(d)
Deferred compensation obligations have been allocated to time periods based on existing payment plans for terminated employees and the estimated timing of distributions to current employees based on age.

(e)
Benefit obligations consist of future payments related to pension and other postretirement benefits as estimated by an actuarial valuation and shown in Note 16 of “Notes to Consolidated Financial Statements.”

(f)
We have excluded from the table above $7.4 million, which also excludes interest and penalties, for certain provisions of ASC 740 “Income Taxes” associated with liabilities for uncertain tax positions due to the uncertainty as to the amount and timing of payment, if any.

COMMODITY TRENDS AND SEASONALITY
Our company is exposed to price fluctuations primarily from purchases of raw and packaging materials, fuel, and energy. Primary exposures include corn, wheat, soybean oil and meal, nuts, eggs, dairy, durum wheat, whey, milk protein concentrate, natural gas, diesel fuel, linerboard and resin. These costs have been volatile in recent years and future changes in such costs may cause our results of operations and our operating margins to fluctuate significantly. We manage the impact of cost increases, wherever possible, on commercially reasonable terms, by locking in prices on the quantities required to meet our production requirements. In addition, we offset the effect of increased costs by raising prices to our customers. However, for competitive reasons, we may not be able to pass along the full effect of increases in raw materials and other input costs as we incur them. In addition, inflationary pressures have had an adverse effect on Post through higher raw material and fuel costs. We believe that inflation has not had a material adverse impact on our operations for the years ended September 30, 2014, 2013 and 2012, but could have a material impact in the future if inflation rates were to significantly exceed our ability to achieve price increases.
Our results are affected by seasonal fluctuations of net sales. Shell egg, cheese and snacking and baking nut prices typically rise seasonally in the first quarter of our fiscal year due to increased demand during holiday periods.
CURRENCY
Certain sales and costs of our Canadian operations were denominated in Canadian Dollars. Consequently, profits from these businesses can be impacted by fluctuations in the value of the Canadian Dollars relative to U.S. Dollars.

OFF-BALANCE SHEET ARRANGEMENTS
As of September 30, 2014 and September 30, 2013, we did not have any material off-balance sheet arrangements that would be reasonably likely to have a material impact on our financial position or results of operations.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The following discussion is presented pursuant to the United States Securities and Exchange Commission’s Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies.” The policies below are both important to the representation of Post’s financial condition and results and require management’s most difficult, subjective or complex judgments.
Under generally accepted accounting principles in the United States, we make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, and expenses as well as the disclosure of contingent liabilities. We base estimates on past experience and on various other assumptions that are believed to be reasonable under the circumstances. Those estimates form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Revenue Recognition - Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Net sales reflect gross sales, including amounts billed to customers for shipping and handling, less sales discounts and trade allowances (including promotional price buy downs and new item promotional funding). Customer trade allowances are generally computed as a percentage of gross sales. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged and related reserves are maintained based on return history. If additional rights of return are granted, revenue recognition is deferred. Estimated reductions to revenue for customer incentive offerings are based upon customer redemption history.
Business Combinations - We use the acquisition method in accounting for acquired businesses. Under the acquisition method, our financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill. Significant judgment is often required in estimating the fair value of assets acquired, particularly intangible assets. As a result, in the case of significant acquisitions we normally obtain the assistance of a third-party valuation specialist in estimating fair values of tangible and intangible assets. The fair value estimates are based on available historical information and on expectations and assumptions about the future, considering the perspective of marketplace participants. While we believe those expectations and assumptions are reasonable, they are inherently uncertain. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.
Inventory - Inventories, other than flocks as further discussed below, are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market value and have been reduced by an allowance for obsolete product and packaging materials. The estimated allowance is based on a review of inventories on hand compared to estimated future usage and sales. Flock inventory represents the cost of purchasing and raising chicken flocks to egg laying maturity. The costs included in our flock inventory include the costs of the chicks, the feed fed to the birds and the labor and overhead costs incurred to operate the pullet facilities until the birds are transferred into the laying facilities, at which time their cost is amortized to operations, as cost of goods sold, over their expected useful lives of one to two years.
Long-Lived Assets - We review long-lived assets, including leasehold improvements, property and equipment, and amortized intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.
Indefinite Lived Assets - Trademarks with indefinite lives are reviewed for impairment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate the trademark may be impaired. In assessing other intangible assets not subject to amortization for impairment, we have the option to perform a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of such an intangible asset is less than its carrying amount. If we determine that it is not more likely than not that the fair value of such an intangible asset is less than its carrying amount, then we are not required to perform any additional tests for assessing intangible assets for impairment. However, if we conclude otherwise or elect not to perform the qualitative assessment, then we are required to perform a quantitative impairment test that involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.
In fiscal years 2014, 2013 and 2012, we elected not to perform a qualitative assessment and instead performed a quantitative impairment test. The estimated fair value is determined using an income-based approach (the relief-from-royalty method), which requires significant assumptions for each brand, including estimates regarding future revenue growth, discount rates, and appropriate royalty rates. We estimated royalty rates based on consideration of several factors for each brand, including profit levels, research of external royalty rates by third party experts, and the relative importance of each brand to the Company. Revenue growth assumptions are based on historical trends and management’s expectations for future growth by brand. The discount rate was based on a weighted average cost of capital utilizing industry market data of similar companies.
At September 30, 2014, we recorded impairment losses in our Consumer Brands segment of $83.0. These losses consist of $34.4 million for our Post brand, $23.0 million for our Honey Bunches of Oats brand, $17.2 million for our Post Shredded Wheat brand and $8.4 million for our Grape-Nuts brand to record these trademarks at their estimated current fair values of $144.0 million, $243.9 million, $8.2 million and $14.9 million, respectively. Impairment charges of these Post RTE cereal brands were primarily the result of the acceleration of declines within the branded RTE cereal category as well as the expectation that revenue and profit growth for the Post branded RTE cereal business will be challenged in the medium to long-term. Due to repeated past impairments, continued weakness in the brand forecasts and a lack of sales growth from recent brand support efforts, as of October, 1 2014, the Post Shredded Wheat brand will be converted to a finite-lived asset and assigned a 20 year useful life. At September 30, 2014, the estimated fair values of the remaining unimpaired indefinite lived brands exceed their respective carrying values by at least 16%.
At September 30, 2013, we recorded impairment losses of $0.2 million for our Post Shredded Wheat brand and $2.7 million for our Post brand to record these trademarks at their estimated current fair values of $25.4 million and $178.4 million, respectively. At September 30, 2012, we concluded there was no impairment of trademarks with indefinite lives.
Goodwill - Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. We conduct a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires us to perform an assessment to determine if it is more likely than not that the fair value of the business is less than its carrying amount. The qualitative assessment considers various factors, including the macroeconomic environment, industry and market specific conditions, financial performance, cost impacts, and issues or events specific to the business. If adverse qualitative trends are identified that could negatively impact the fair value of the business, we perform a quantitative goodwill impairment test. In fiscal years 2014, 2013 and 2012, we elected not to perform a qualitative assessment and instead performed a quantitative impairment test for all reporting units.
Under the two-step quantitative impairment test, the first step of the evaluation involves comparing the current fair value of each reporting unit to its carrying value, including goodwill. The estimated fair values were determined using a combined income and market approach with a greater weighting on the income approach (75% of the calculation for all reporting units, excluding Dymatize which is 100%). The income approach is based on discounted future cash flows and requires significant assumptions, including estimates regarding future revenue, profitability, and capital requirements. The market approach (25% of the calculation or all reporting units, excluding Dymatize which is 0%) is based on a market multiple (revenue and EBITDA which stands for earnings before interest, income taxes, depreciation, and amortization) and requires an estimate of appropriate multiples based on market data. Revenue growth assumptions (along with profitability and cash flow assumptions) were based on historical trends for the reporting units and management's expectations for future growth. The discount rates were based on a risk adjusted weighted average cost of capital utilizing industry market data of businesses similar to the reporting units and based upon management judgment. For the market approach, we used estimated EBITDA and revenue multiples based on industry market data. For the Dymatize reporting unit, the market approach was not used as it was concluded that the selected industry market data was not consistent with a business with the future growth expectations of the Dymatize reporting unit.
If the fair value of a reporting unit determined in the first step of the evaluation is lower than its carrying value, we proceed to the second step, which compares the carrying value of goodwill to its implied fair value. In estimating the implied fair value of goodwill for a reporting unit, we must assign the fair value of the reporting unit (as determined in the first step) to the assets and liabilities associated with the reporting unit as if the reporting unit had been acquired in a business combination. Any excess of the carrying value of goodwill of the reporting unit over its implied fair value is recorded as impairment.
As of September 30, 2014, we recorded a total charge of $212.6 million for the impairment of goodwill related to businesses within the Consumer Brands segment. The impairment charge includes $181.3 million related to the Post branded RTE cereal business primarily resulting from the acceleration of declines within the branded RTE cereal category. Additionally, the expectation is that revenue and profit growth for the Post branded RTE cereal business will be challenged in the medium to long-term. Impairment charges of $31.3 million resulted from reduced near-term profitability related to supply chain disruptions at Dymatize and incremental remediation expenses, which were identified subsequent to the initial valuation at the acquisition date of February 1, 2014. At September 30, 2014, the estimated fair values of the remaining unimpaired reporting units exceed their carrying values in excess of 10% with the exception of Michael Foods egg and cheese units which exceeded their carrying values by 3.4% and 7.4%, respectively. Since the Michael Foods’ egg and cheese reporting units were recently acquired on June 2, 2014, the relatively small excess amounts are the result of stating the assets and liabilities of the reporting units at their fair value on the date of acquisition, which was only four months prior to the goodwill impairment assessment date.
Pension and Other Postretirement Benefits - Pension assets and liabilities are determined on an actuarial basis and are affected by the estimated market-related value of plan assets, estimates of the expected return on plan assets, discount rates, future salary increases, and other assumptions inherent in these valuations. We annually review the assumptions underlying the actuarial calculations and make changes to these assumptions, based on current market conditions and historical trends, as necessary. Differences between the actual return on plan assets and the expected return on plan assets and changes to projected future rates of return on plan assets will affect the amount of pension expense or income ultimately recognized. The other postretirement benefits liability (partially subsidized retiree health and life insurance) is also determined on an actuarial basis and is affected by assumptions including the discount rate and expected trends in healthcare costs. Changes in the discount rate and differences between actual and expected healthcare costs will affect the recorded amount of other postretirement benefits expense. For both pensions and postretirement benefit calculations, the assumed discount rate is determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation or accumulated postretirement benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from a universe of high-quality (rated AA or better by Moody’s Investor Service) corporate bonds as of the measurement date, and solving for the single equivalent discount rate that results in the same present value. A 1% decrease in the assumed discount rate (from 4.56% to 3.56% for U.S. pension; from 4.61% to 3.61% for U.S. other postretirement benefits; from 4.25% to 3.25% for Canadian pension; and from 4.45% to 3.45% for Canadian other postretirement benefits) would have increased the recorded benefit obligations at September 30, 2014 by approximately $9.2 million for pensions and approximately $23.0 million for other postretirement benefits. The expected return on plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocations of the plans. A 1% decrease in the assumed return on plan assets (from 5.99% to 4.99% for U.S. and from 6.00% to 5.00% for Canadian) would have increased the net periodic benefit cost for the pension plans by approximately $0.4 million. We expect to contribute $6.9 million to the combined pension plans and $2.1 million to our postretirement medical benefit plans in fiscal 2015. Contributions beyond 2015 remain uncertain and will significantly depend on changes in actuarial assumptions, actual return on plan assets and any legislative or regulatory changes that may affect plan funding requirements. See Note 16 of “Notes to Consolidated Financial Statements” for more information about pension and other postretirement benefit assumptions.
Stock-Based Compensation - Stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period for awards expected to vest. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term, expected stock price volatility, risk-free interest rate, and expected dividends. In addition, judgment is required in estimating the amount of share-based awards that are expected to be forfeited before vesting. For equity awards, the original estimate of the grant date fair value is not subsequently revised unless the awards are modified, but the estimate of expected forfeitures is revised throughout the vesting period and the cumulative stock-based compensation cost recognized is adjusted accordingly. For liability awards, the fair value is remeasured at the end of each reporting period. See Note 17 of “Notes to Consolidated Financial Statements” for more information about stock-based compensation and our related estimates.
Income Tax - We estimate income tax expense based on taxes in each jurisdiction. We estimate current tax exposures together with temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. We believe that sufficient income will be generated in the future to realize the benefit of most of our deferred tax assets. Where there is not sufficient evidence that such income is likely to be generated, we establish a valuation allowance against the related deferred tax assets. We are subject to periodic audits by governmental tax authorities of our income tax returns. These audits generally include questions regarding our tax filing positions, including the amount and timing of deductions and the allocation of income among various tax jurisdictions. We evaluate our exposures associated with our tax filing positions, including state and local taxes, and record reserves for estimated exposures.
Based on the provisions of the Tax Allocation Agreement between Post and Ralcorp, Ralcorp retained responsibility for income tax liabilities and income tax returns related to all periods prior to the Spin-Off date of February 3, 2012. There are no open income tax audits in any of Post’s filing jurisdictions for periods subsequent to the Spin-Off date.
See Note 7 of “Notes to Consolidated Financial Statements” for more information about estimates affecting income taxes.
RECENTLY ISSUED ACCOUNTING STANDARDS
See Note 3 of “Notes to Consolidated Financial Statements” for a discussion regarding recently issued accounting standards.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Commodity Price Risk
In the ordinary course of business, we are exposed to commodity price risks relating to the acquisition of raw materials and fuels. We use futures contracts, options and swaps, to manage certain of these exposures when it is practical to do so. For more information, see “Commodity Trends and Seasonality” and Note 12 of “Notes to Consolidated Financial Statements.”

Foreign Currency Risk
We have foreign currency exchange rate risk related to our Canadian entities, whose functional currency is the Canadian Dollar.
Interest Rate Risk
As of September 30, 2014, we have principal value of indebtedness of $3,810.9 million related to our 7.375%, 6.75% and 6.00% senior notes, our term loan, our 5.25% tangible equity units, $9.7 million of debt and capital leases assumed in the acquisition of Michael Foods and an undrawn $400.0 million Revolving Credit Facility. The revolving credit facility has outstanding letters of credit of $0.5 million which reduces the available borrowing capacity to $399.5 million at September 30, 2014. Of the total $3,810.9 million outstanding indebtedness, approximately $2,927.0 million bears interest at fixed rates with a weighted-average interest rate of 6.9% and is not subject to change based on changes in market interest rates.
We have $883.9 million of variable rate debt predominately comprised of our term loan, with a remaining outstanding principal balance of $882.8 million, which bears interest at LIBOR plus a 3% spread, subject to a 0.75% LIBOR floor. The remaining $1.1 million of secured notes bear variable interest with an effective interest rate of 3.6% at September 30, 2014. In June 2014, we entered into interest rate swaps, with a two-year forward start date, with a notional value of $869.5 million. The interest rate swaps have the effect of fixing the interest rate we will incur on the expected remaining principal balance on our variable rate term loan beginning in June 2016. In addition, as of September 30, 2014 we have interest rate swaps with a $700.0 million notional amount that obligate us to pay a weighted average fixed rate of approximately 4% and receive three-month LIBOR and will result in a net settlement in July 2018.  These swaps have the effect of locking in current low interest rates for anticipated future debt issuances to fund strategic investments, refinance existing debt or other strategic purposes.
Borrowings, if any, under the Revolving Credit Facility would bear interest at the Eurodollar Rate or the Base Rate (as such terms are defined in the Credit Agreement) plus an applicable margin ranging from 2.00% to 2.50% for Eurodollar Rate-based loans and from 1.00% to 1.50% for Base Rate-based loans, depending upon our senior secured leverage ratio.